SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-2

PSS WORLD MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

July 28, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of PSS World Medical, Inc., which will be held at 10:00 a.m., local time, on Friday, August 26, 2005, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256.

The principal business of the meeting will be to: (i) elect three directors to Class III of the Company’s Board of Directors, to serve for three-year terms expiring in 2008 and (ii) transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you expect to be present at the meeting, please sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

Sincerely yours,

David A. Smith President and Chief Executive Officer

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 26, 2005

The 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of PSS World Medical, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m., local time, on Friday, August 26, 2005, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three directors to Class III of the Company’s Board of Directors, to serve for three-year terms expiring in 2008;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 24, 2005 as the record date for the purpose of determining the shareholders that are entitled to notice of and to vote at the Annual Meeting and any and all adjournments and postponements thereof.

By Order of the Board of Directors,

David A. Smith President and Chief Executive Officer

Jacksonville, Florida

July 28, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, BECAUSE YOUR PROXY IS REVOCABLE AT YOUR OPTION. PLEASE REFER TO THE VOTING INSTRUCTIONS INCLUDED ON YOUR PROXY CARD OR THE VOTING INSTRUCTIONS FORWARDED BY YOUR BANK, BROKER, OR OTHER HOLDER OF RECORD.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

PROXY STATEMENT

Date, Time, and Place of Meeting

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of PSS World Medical, Inc., a Florida corporation (the “Company”), for use at its 2005 Annual Meeting of Shareholders to be held on Friday, August 26, 2005, at 10:00 a.m., local time, or at any postponements or adjournments thereof (the “Annual Meeting”). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256.

The Company’s mailing address and the location of its principal executive offices is 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The date of the mailing of this proxy statement and accompanying proxy card is on or about July 28, 2005.

Voting and Revocation of Proxies

All shareholders may vote by written proxy card or in person at the Annual Meeting. If the accompanying proxy card is properly signed and timely returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein.

Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy card will vote: (i) FOR approval of the Board’s nominees and (ii) if any other matters properly come before the Annual Meeting, in accordance with their best judgment on such matters.

Each such proxy granted may be revoked by the shareholder at any time before it is exercised by filing with the Corporate Secretary a revoking instrument or a duly executed proxy card bearing a later date or by voting in person at the Annual Meeting. Voting in advance of the Annual Meeting will not limit your right to vote at the Annual Meeting if you decide to attend in person. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Annual Meeting in person and so requests, but attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy. Furthermore, if you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other shareholder of record, the voting instructions form mailed to you with this proxy statement may not be used to vote in person at the Annual Meeting. Instead, to be able to vote in person at the Annual Meeting, you must obtain from the shareholder of record a proxy in your name and present it at the meeting.

Record Date and Outstanding Common Stock

Shareholders of record at the close of business on June 24, 2005, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 65,262,153 shares of Common Stock of the Company, $0.01 par value per share (the “Common Stock”), were issued and outstanding and held by approximately 1,600 shareholders of record and approximately 13,600 beneficial holders.

Quorum, Abstentions, and Broker Non-Votes

Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall (i) determine the number of shares of Common Stock represented at the meeting; (ii) determine the existence of a quorum and the validity and effect of proxies; (iii) receive, count, and tabulate ballots and votes; and (iv) determine the results thereof. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at the close of business on June 24, 2005, will constitute a quorum.

Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. A “broker non-vote” (that is, proxies from brokers or nominees as to which such persons have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which brokers or nominees do not have discretionary power to vote) will be treated as present at the Annual Meeting for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the Annual Meeting, a broker non-vote will be deemed “not entitled to vote” on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the voting for the election of directors.

Voting of Shares and Votes Required

Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors. Shareholders have no dissenters’ rights of appraisal in connection with any matter being presented at the Annual Meeting.

Assuming a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors who are elected in three classes: two Class I members, three Class II members, and four Class III members. Members of each class hold office for three-year terms; the terms of the classes are staggered so that the term of one class terminates each year. Each member of the Board of Directors holds office for the term for which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office, or death.

Class I Directors.    The terms of the Class I directors, T. O’Neal Douglas and Clark A. Johnson, expire at the 2006 Annual Meeting of Shareholders or when their successors have been duly elected and qualified.

Class II Directors.    The terms of the Class II directors, Melvin L. Hecktman, Delores P. Kesler, and David A. Smith, expire at the 2007 Annual Meeting of Shareholders or when their successors have been duly elected and qualified.

Class III Directors.    The terms of the Class III directors, Charles E. Adair, Stephen H. Rogers, Charles R. Scott, and A.R. Carpenter, expire at the Annual Meeting of Shareholders or when their successors have been duly elected and qualified. Mr. Scott is retiring as a director of the Company as of August 26, 2005. Mr. Adair has been nominated for reelection at the Annual Meeting by the Board of Directors to serve as a Class III director, at the recommendation of the Corporate Governance Committee, and has informed the Company that he will serve, if elected. Messrs. Carpenter and Rogers were originally appointed by the Board of Directors to fill vacancies and have never been duly elected by the shareholders. Non-management directors recommended that Messrs. Carpenter and Rogers be appointed to the Board of Directors and the Corporate Governance Committee recommended that Messrs. Carpenter and Rogers be nominated for election at the Annual Meeting to the Board of Directors to serve as Class III Directors.

Nominees for Election as Directors for Terms Expiring at the 2008 Annual Meeting

At the Annual Meeting, the term of the Class III Directors, Messrs. Adair, Carpenter, and Rogers will expire. In accordance with the unanimous recommendation of the Corporate Governance Committee, the Board of Directors has nominated Mr. Adair to stand for reelection as Class III Director at the Annual Meeting and Messrs. Carpenter and Rogers to be elected as Class III Directors for the first time by shareholders of the Company. As of the date of this Proxy Statement, each of the nominees has consented to serve if elected and, the Board of Directors is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The accompanying proxy card, unless otherwise specified, will be voted “FOR” the election of Messrs. Adair, Carpenter, and Rogers as directors. If Messrs. Adair, Carpenter, or Rogers become unavailable, which is not currently anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors instead reduces the number of directors comprising the Board of Directors.

Charles E. Adair has served on the Board of Directors of the Company since August 2002. Mr. Adair has been a partner of Cordova Ventures, a venture capital and fund management company, since 1993, where he serves as manager of venture capital funds. From 1973 to 1992, Mr. Adair was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 until 1992. Mr. Adair also serves on the board of directors of Performance Food Group Company, a food distributor; Tech Data Corporation, a distributor of computers, peripherals, and software; and Torchmark Corporation, a financial services holding company specializing in life and supplemental health insurance; as well as other privately held companies associated with Cordova Ventures’ capital fund investments. Mr. Adair is a certified public accountant and holds a Bachelor of Science degree in accounting from the University of Alabama.

Stephen H. Rogers has served on the Board of Directors of the Company since August 2004. Mr. Rogers is a retired partner of Arthur Andersen LLP (“Andersen”). During his tenure, he served as the managing partner of the Atlanta office and the southeastern region. Throughout his career with Andersen, Mr. Rogers had extensive experience serving large and complex public companies. Mr. Rogers was a member of the Board of Partners of Andersen Worldwide S.C. from September 2000 to August 2002, as well as Chairman of the Strategy and Investment Committee. Mr. Rogers continues to be employed by Andersen in an executive oversight role. In May 2005, Mr. Rogers joined Callaway Partners, an accounting professional services firm, as Chairman. Mr. Rogers is a certified public accountant and holds a Bachelor of Science degree in accounting from Indiana University.

A. R. Carpenter has served on the Board of Directors of the Company since March 2005. Mr. Carpenter retired from CSX Corporation (“CSX”) as Vice Chairman, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter also serves on the board of directors of Florida Rock Industries, Inc., Regency Centers Corporation, and Stein Mart, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ELECTION OF CHARLES E. ADAIR, A.R. CARPENTER, AND STEPHEN H. ROGERS AS DIRECTORS TO SERVE UNTIL THE 2008 ANNUAL MEETING OF SHAREHOLDERS.

Class I Directors Whose Terms Expire at the 2006 Annual Meeting

T. O’Neal Douglas has served on the Board of Directors since October 2000 and previously served on the Board of Directors from July 1993 to September 1999. Mr. Douglas served as Chairman of the Board of Directors of American Heritage Life Insurance Co. (“AHL Insurance”), and its holding company American Heritage Life Investment Corporation (“AHL Investment”), from 1994 to 2000. He also served as Chief Executive Officer of AHL Insurance and AHL Investment from 1990 to 2000, President of AHL Investment from 1990 to 1996, and President of AHL Insurance from 1986 to 1994. In addition, Mr. Douglas served on the board of directors of Barnett Bank of Jacksonville, N.A from 1986 to 1997 and NationsBank, N.A. until 1998.

Clark A. Johnson has served on the Board of Directors of the Company since September 1999 and has served as Chairman of the Board since October 2000. Mr. Johnson served as Chairman of the Board of Directors and Chief Executive Officer of Pier 1 Imports, Inc. (“Pier 1”), a specialty retailer of imported decorative home furnishings, gifts, and related items, from August 1988 to June 1998. Prior to these positions, Mr. Johnson served as President of Pier 1 from May 1985 to August 1988. In addition, Mr. Johnson previously served on the board of directors of Albertson’s, Inc. Currently, Mr. Johnson serves on the board of directors of the Gavel Group, which is a privately held organization of Retired Federal Judges who counsel corporations on corporate governance. Mr. Johnson also serves on the board of directors of OptiCare Health Systems, Inc., a provider of managed vision and professional eye care products and services; Metromedia International Group Inc., a communications and media holding company; REFAC, Inc., an intellectual property management company; Neurologix Inc., a biotechnology company; and World Factory, Inc., an international sourcing and product development company specializing in outdoor living and hardware products.

Class II Directors Whose Terms Expire at the 2007 Annual Meeting

Melvin L. Hecktman has served on the Board of Directors of the Company since March 1998. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., which was acquired by the Company in March 1998. Since 1993, Mr. Hecktman has served as President of Hecktman Management, an investment management and consulting firm, and as a partner of Commonwealth Capital Partners, a merchant-banking group. Mr. Hecktman was associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as Vice Chairman of the Board of Directors from 1989 through August 1993.

Delores P. Kesler has served on the Board of Directors of the Company since July 1993. Since 1997, Ms. Kesler has been Chairman and Chief Executive Officer of Adium LLC, a capital investment company. Ms. Kesler is also a founder of Accustaff, Incorporated (now MPS Group, Inc.), a consulting and staffing company, and served as its Chairman and Chief Executive Officer from 1978 until 1997. Ms. Kesler currently serves on the board of directors of The St. Joe Company, a real estate operating company, Horatio Alger Association of Distinguished Americans, Inc., University of North Florida Foundation, and the Northeast Florida Hospice Foundation.

David A. Smith was appointed Chief Executive Officer in January 2002 and has served on the Board of Directors of the Company since July 1993. Mr. Smith became President of the Company in October 2000 and served as the Chief Financial Officer from April 1992 until January 2002. Additionally, Mr. Smith also served as an Executive Vice President of the Company from April 1996 to October 2000 and as a Vice President of the Company from April 1992 to April 1996. Prior to serving as Vice President and Chief Financial Officer, Mr. Smith served the Company as a Regional Manager, General Manager, Sales Manager, and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith worked in public accounting from 1983 to 1987. Mr. Smith serves as a member of the executive board of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the health care industry. Mr. Smith was a certified public accountant and holds a Bachelor of Science degree in Accounting from the University of North Florida.

Director Independence

The Board of Directors has approved a set of director independence criteria for evaluating the independence of the Company’s directors. The director independence criteria are consistent with those adopted as part of the Nasdaq Stock Market, Inc. (“Nasdaq”) corporate governance listing standards (the “Nasdaq Listing Standards”) for independent directors and, in the case of audit committee members, the Securities and Exchange Commission’s (“SEC”) standards for independent audit committee members. The Board has affirmatively determined that each director, other than Mr. Smith (the Company’s President and Chief Executive Officer), is independent under those criteria. Therefore, eight of the nine directors of the Company (or 88.9%) are independent. An independent, non-executive director serves as the chairman of each committee of the Board of Directors.

To promote open discussion among independent directors, the independent members of the Board of Directors, as defined by the Nasdaq Listing Standards, will meet in an executive session at least twice a year in conjunction with regularly scheduled meetings of the Board of Directors. Interested parties, including shareholders, may communicate with directors through the process described in this proxy statement under the heading “Shareholder Communications With the Board of Directors.”

Board of Directors Meetings

During fiscal year 2005, the Board of Directors held nine meetings. During fiscal year 2005, each director (other than Messrs. Carpenter and Rogers) attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board of Directors on which he or she served. There were seven meetings held during fiscal year 2005 after Mr. Rogers was appointed to the Board of Directors and Mr. Rogers attended all of these meetings. There were no meetings held during fiscal year 2005 after Mr. Carpenter was appointed to the Board of Directors.

The Board of Directors encourages all members of the Board of Directors to attend each Annual Meeting of Shareholders of the Company, particularly those directors who are up for election at any such meeting. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All directors attended the 2004 Annual Meeting of Shareholders.

Board Committees

Standing committees of the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Strategic Planning Committee. The Audit, Compensation, and Corporate Governance Committees include only independent directors.

The Board’s committees perform the following functions.

Executive Committee.    This Committee is authorized to act with the full authority and in place of the Board of Directors at such times as members of the Executive Committee deem necessary and appropriate. The members of the Executive Committee are Messrs. Johnson and Smith and Ms. Kesler, with Mr. Johnson acting as Chairman. The Executive Committee did not hold any meetings but had various discussions with the Board of Directors during fiscal year 2005.

Audit Committee.    This Committee reports to the Board of Directors regarding the appointment of our independent registered public accounting firm, the scope and results of annual audits and quarterly reviews, compliance with accounting and financial policies, and management’s procedures and policies relative to the adequacy of, and management’s assessment of, internal control over financial reporting. The Audit Committee also prepares the Audit Committee’s report, which is included in this proxy statement. (See “Report of the Audit Committee.”) The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The members of the Audit Committee are Messrs. Adair, Douglas, Rogers, and Scott, with Mr. Adair serving as Chairman. The Board of Directors has determined that Mr. Adair is an audit committee financial expert under the rules of the SEC and that each member of the Audit Committee is financially literate within the meaning of the Nasdaq Listing Standards. The Board of Directors also has determined that all members of the Audit Committee are independent under SEC rules and the Nasdaq Listing Standards. During fiscal year 2005, the Audit Committee held twelve meetings.

Compensation Committee.    This Committee reviews salary and bonus compensation for certain executive officers under their purview and makes appropriate recommendations to the Board of Directors with respect thereto. In addition, it makes recommendations to the Board of Directors concerning certain employee benefit plan matters, including the granting of equity based compensation to officers and employees. The members of the Compensation Committee are Messrs. Douglas and Johnson and Ms. Kesler, with Mr. Douglas serving as Chairman. The Board of Directors has determined that all members of the Compensation Committee are independent as defined in the Nasdaq Listing Standards. During fiscal year 2005, the Compensation Committee held seven meetings.

Corporate Governance Committee.    The Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, identifying and recommending to the Board nominees for election to the Board, recommending Board committee structures and functions, assisting with self-evaluations conducted by the Board of Directors and its committees, and conducting annual performance evaluations of the Corporate Governance Committee itself. The Corporate Governance Committee operates under a written charter that is available on the Company’s website at www.pssworldmedical.com. The members of the Corporate Governance Committee are Messrs. Johnson, Douglas and Hecktman, with Mr. Hecktman serving as Chairman. The Board of Directors has determined that all members of the Corporate Governance Committee are independent as defined in the Nasdaq Listing Standards. During fiscal year 2005, the Corporate Governance Committee held four meetings.

The Corporate Governance Committee evaluates candidates for the Board of Directors by reviewing their biographical information and qualifications. If the Corporate Governance Committee determines that a candidate is qualified to serve on the Board of Directors, such candidate is interviewed by at least one member of the Corporate Governance Committee and the Chief Executive Officer. Members of the Board of Directors also have an opportunity to interview qualified candidates. The Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that the Company nominate the candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Corporate Governance Committee is considering as a potential nominee for reelection, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company, in addition to such person’s biographical information and qualifications.

The Corporate Governance Committee recommends nominees for election to the Board of Directors based on a number of qualifications, including, but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to matters of the Board of Directors and a commitment to represent the long-term interests of the Company’s shareholders. The Corporate Governance Committee identifies potential candidates for the Board of Directors through a variety of business contacts, including current executive officers and directors, community leaders, and shareholders as a source for potential candidates for the Board of Directors. The Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for the Board of Directors.

The Corporate Governance Committee seeks to ensure that the composition of the Board of Directors at all times adheres to the independence requirements of the Nasdaq Listing Standards and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. For information on how shareholders can make recommendations to the Board of Directors, please see “Shareholder Recommendations to the Corporate Governance Committee” below.

Strategic Planning Committee.    The Strategic Planning Committee is responsible for developing, reviewing, and monitoring the progress of the strategic direction and goals of the Company. The members of the Strategic Planning Committee are Ms. Kesler and Messrs. Hecktman and Smith, with Ms. Kesler serving as Chairman. This committee did not hold any meetings but had various discussions with the Board of Directors during fiscal year 2005.

Shareholder Recommendations to the Corporate Governance Committee

The Corporate Governance Committee will consider written recommendations from shareholders for nominees to the Board of Directors. A shareholder who wishes to recommend a person to the Committee for nomination should submit a written notice by mail to the Corporate Governance Committee at PSS World Medical, Inc., Attention: Mary Jennings, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Such a written recommendation must be received not less than 120 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to the Committee should include (i) the candidate’s name, age, business addresses, and other contact information; (ii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the SEC; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and (iv) the name and address of the shareholder(s) of record making such a recommendation. The Corporate Governance Committee did not receive any shareholder recommendations for nominee in connection with this Annual Meeting.

Shareholder Communications with the Board of Directors

The Board of Directors accepts communications sent to the Board of Directors (or to specified individual directors) by shareholders of the Company. Shareholders may communicate with the Board of Directors (or with specified individual directors) by writing to the Company at PSS World Medical, Inc., Attention: Mr. Clark Johnson, Chairman of the Board of Directors, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. All

written communications received in such manner from shareholders of the Company shall be forwarded promptly to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded promptly to all members of the Board of Directors.

Director Compensation

Pursuant to the Company’s 2004 Non-Employee Directors Compensation Plan, non-employee directors receive an annual retainer of $80,000. Non-employee directors may elect to receive their annual retainer in cash or in fully vested shares of the Company’s common stock, and may elect to defer 0% to 100% of their annual retainer under the Directors’ Deferred Compensation Plan or by conversion to deferred stock units. In addition, the Company’s Chairman of the Board of Directors, Clark A. Johnson, receives a supplemental annual retainer of $100,000 for his duties as Chairman. The supplemental annual retainer is paid in cash, or may be deferred under the Directors’ Deferred Compensation Plan. Directors who are employees of the Company are not compensated for service on the Board of Directors or any of its committees. Non-employee directors also receive a grant of 3,000 shares of restricted stock on the date of each annual meeting at which they are elected to serve as directors. Restrictions on the restricted stock lapse upon the expiration of the director’s then-current term in office, or earlier upon the director’s termination of service as a director by reason of death, disability, or retirement, or upon a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, Messrs. Douglas and Johnson and Ms. Kesler served on the Compensation Committee. No member of the Compensation Committee has ever been an officer or employee of the Company. No executive officer or director of the Company serves on the board of directors or compensation committee (or equivalent committee) of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

MANAGEMENT

Directors and Executive Officers

The directors, nominees for directors, and executive officers of the Company are as follows:

Name	Age	Position
David A. Smith(1), (5)	45	President, Chief Executive Officer, Secretary, and Director
David M. Bronson	52	Executive Vice President and Chief Financial Officer
John F. Sasen, Sr.	63	Executive Vice President and Chief Marketing Officer
Gary A. Corless	40	Executive Vice President and President, Physician Sales & Service Division
Gary J. Nutter	47	President, Gulf South Medical Supply, Inc.
Kevin P. English	36	Senior Vice President of Finance
Jeffrey H. Anthony	44	Senior Vice President of Corporate Development
Bradley J. Hilton	34	Senior Vice President of Operations
Mary M. Jennings	51	Vice President of Tax and Chief Compliance Officer
David D. Klarner	35	Vice President and Treasurer
David H. Ramsey	35	Vice President and Chief Information Officer
Robert C. Weiner	42	Vice President of Investor Relations
Charles E. Adair(2)	57	Director
A. R. Carpenter	63	Director
T. O’Neal Douglas(2), (3), (4)	69	Director
Melvin L. Hecktman(4), (5)	65	Director
Clark A. Johnson(1), (3), (4)	74	Chairman of the Board of Directors
Delores P. Kesler(1), (3), (5)	64	Director
Charles R. Scott(2)	77	Director
Stephen H. Rogers(2)	56	Director

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance Committee.
(5)	Member of the Strategic Planning Committee.

For information pertaining to the experience and background of David A. Smith, Charles E. Adair, A.R. Carpenter, T. O’Neal Douglas, Melvin L. Hecktman, Clark A. Johnson, Delores P. Kesler and Stephen H. Rogers, see “PROPOSAL ONE-ELECTION OF DIRECTORS.”

David M. Bronson was appointed Senior Vice President and Chief Financial Officer in January 2002, and Executive Vice President and Chief Financial Officer in April 2003. Mr. Bronson is a 25-year healthcare industry veteran, having spent more than ten years focused exclusively on healthcare distribution as a senior financial officer. From 1995 to 1999, he was Senior Vice President of Finance and Chief Financial Officer of VWR Scientific Products, a distributor of laboratory supplies and equipment. From 1999 to 2001, Mr. Bronson served as Senior Vice President and Chief Financial Officer of Digineer, Inc., a privately held service provider of technology-based clinical solutions. Earlier in his career, Mr. Bronson held senior financial roles with Baxter Healthcare, Inc. from 1980 to 1995, including Vice President, Finance and Business Development for Baxter Scientific Products from 1992 to 1995 and Vice President and Controller of Baxter Diagnostics Dade Division from 1988 to 1992. Mr. Bronson holds a Bachelor of Science degree in Accounting from California State University, Fullerton and a Masters in Management from the Kellogg School of Management, Northwestern University.

John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. From July 1993 to April 1998, Mr. Sasen served on the board of directors of the Company, and from

August 1995 to April 1998, as President and Chief Operating Officer of the Company. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997, and served as Executive Vice President from August 1993 to August 1995. Prior to joining the Company in 1993, Mr. Sasen was Vice President of Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company (“Becton Dickinson”), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director and chairman of the compensation committee of Heska Corporation, a manufacturer of companion animal products serving the veterinarian practice. Mr. Sasen is currently Chairman of the Health Industry Distributors Association Educational Foundation and a member of the executive board of Health Industry Distributors Associations, a non-profit organization that addresses the needs of the healthcare industry.

Gary A. Corless was promoted to President of the Physician Business, Physician Sales & Service, and to Executive Vice President of PSS World Medical, Inc. on May 23, 2002. From April 1999 to May 2002, Mr. Corless served as President of Gulf South Medical Supply, Inc. From April 1998 to April 1999, Mr. Corless served as Senior Vice President, Eastern Region of Diagnostic Imaging, Inc. (“DI”), a former subsidiary of the Company. Prior to that position, he served the Physician Business as the Vice President, Southern Region from April 1997 to April 1998. From 1996 to 1997, Mr. Corless served the Physician Business as a regional Vice President of Sales and Operations, and from 1990 to 1996 he held various leadership positions with the Company.

Gary J. Nutter was promoted to President of Gulf South Medical Supply, Inc. on December 11, 2003. Prior to Mr. Nutter’s promotion, he served as the Vice President of Sales & Marketing at Gulf South Medical Supply, Inc. Mr. Nutter has served in the elder care industry since 1985 when he founded a regional medical supply distribution business in the New England region. After 11 years, Mr. Nutter sold his business to Gateway Healthcare, who eventually was acquired by Gulf South Medical Supply, Inc. Over this time span, Mr. Nutter has held various sales leadership roles and was responsible for national accounts.

Kevin P. English has served as Senior Vice President of Finance since April 2004. Prior to this position, Mr. English served as Vice President of Finance from October 1999 to March 2004. From November 1998 to October 1999, he served as the Chief Financial Officer for Diagnostic Imaging, Inc. (“DI”), a former subsidiary of the Company that was divested in November 2002, and he served as DI’s Controller from April 1997 to October 1998. Before joining DI, Mr. English served as Operations Leader for the Physician Business’ Atlanta distribution center from October 1996 to March 1997. Prior to joining the Company, Mr. English was employed by Deloitte & Touche LLP, as a Senior Audit Accountant from 1992 to 1996. He holds a Bachelor of Science degree in Accounting from University of Florida and is a certified public accountant.

Jeffrey H. Anthony has served as Senior Vice President of Corporate Development since April 2000. He is responsible for all human resource and employee development-related functions, including payroll, benefits, leadership development, business and resource planning, retirement services, and the Company’s Center for Career Development. Prior to this position, Mr. Anthony served the Company as Senior Vice President of Distribution from April 1999 to April 2000 and as the Senior Vice President of the Eastern and Mid-America Region from April 1998 to April 1999. Mr. Anthony also served as the Company’s Chief Information Officer from April 1996 to April 1998 and as Pacific Regional Manager from April 1995 to April 1996. Mr. Anthony holds a Bachelor of Science in Organizational Communication from University of South Alabama.

Bradley J. Hilton has served as Senior Vice President of Operations for PSS World Medical, Inc. since April 2003. From June 2000 to April 2003, Mr. Hilton served as the Vice President of Operations at the Physician Sales & Service division. From April 1998 to June 2000, he served as the Vice President of Operations at Gulf South Medical Supply, Inc. His role at Gulf South Medical Supply, Inc. and the Physician Sales & Service division was primarily focused on rebuilding the operations infrastructure to drive improved financial performance and overall service. Prior to these roles, Mr. Hilton served as an Operations Leader at three branches for the Physician Sales & Service division from 1995 to 1998 after joining the Company as a result of an acquisition. Mr. Hilton holds a Bachelor of Business Administration degree in Business Management from Texas A&M University.

Mary M. Jennings joined PSS World Medical, Inc. in 1997 and has served as Vice President of Tax and Chief Compliance Officer since October 2000. Ms. Jennings’ focus on Ethics saw the development of a Corporate Compliance Program, which included the creation of a Code of Ethics introduced company-wide in May 2001. Prior to October 2000, she served as Vice President of State and Local Tax, and as Sales Tax Reporting and Compliance Manager. Ms. Jennings’ background includes more than 15 years experience as a corporate tax and risk management professional. Before joining the Company, Ms. Jennings spent six years with Barnett Banks, Inc. as Sales Tax Manager. Ms. Jennings received a Bachelor’s degree from Clemson University.

David D. Klarner has served as Vice President and Treasurer for PSS World Medical, Inc. since March 2002. Mr. Klarner focuses on banking and credit relationships, risk management, and insurance. From October 1999 to March 2002, he served as Vice President of Treasury and Financial Reporting of PSS World Medical, Inc. and also Director of Financial Reporting from January 1998 to October 1999. Prior to joining the Company, Mr. Klarner was employed by Arthur Andersen LLP, as a Senior Audit Accountant from 1993 to 1997. He holds a Masters of Accountancy and a Bachelor of Science degree in Accounting from University of Florida and is a certified public accountant.

David H. Ramsey was appointed Vice President and Chief Information Officer in May 1998. Mr. Ramsey has over 12 years of information technology experience in both the consulting and healthcare distribution industries. He has led the organization through a six-year investment in technology and business process re-engineering. Mr. Ramsey has been with PSS World Medical, Inc. for nine years. Prior to his appointment as Chief Information Officer, Mr. Ramsey held various project management roles in the financial systems areas of PSS World Medical, Inc. Mr. Ramsey holds a Bachelor of Science from Montana State University.

Robert C. Weiner has served as Vice President, Investor Relations for PSS World Medical, Inc. since November 2001. Prior to joining PSS World Medical, Inc., Mr. Weiner was Executive Vice President, Investor Relations for Capital Communications Group, Inc., a corporate communications agency, from January 1999 through November 2001. He also has headed investor relations and corporate communications for two publicly traded companies with interests in the consumer products, restaurant and leisure industries. Additionally, he represented more than 40 public companies in a variety of industries as investor relations counsel while working with agencies including Morgen-Walke Associates, Inc. and Capital Communications Group, Inc. Previous to his work in investor relations, Mr. Weiner was a portfolio manager for JCW Investments, Inc., a boutique money manager with over $500 million in assets under management, and earlier worked with BDS Securities and Paine Webber. Mr. Weiner has a Bachelor of Business Administration from Lynchburg College.

Executive officers of the Company are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between or among any of the Company’s directors or executive officers, except that John F. Sasen, Sr., Executive Vice President and Chief Marketing Officer, is the father-in-law of David H. Ramsey, Vice President and Chief Information Officer.

Compensation of Executive Officers

The following table sets forth information with respect to compensation awarded to, earned by, or paid during the last three fiscal years to the Company’s Chief Executive Officer and its next four most highly compensated executive officers, all of whom were serving as executive officers as of April 1, 2005 (collectively, the “Named Executive Officers”).

Summary Compensation Table

						Long-term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
David A. Smith	2005	600,000	540,000	50,991	(5)	164,145	—	954,000	205,314
President, Chief Executive Officer and Secretary	2004 2003	555,000 522,500	499,500 630,768			— —	110,940 145,678	— —	187,846 168,613

David M. Bronson	2005	311,220	256,757			63,805	—	448,875	121,957
Executive Vice President and Chief Financial Officer	2004 2003	299,250 282,500	246,881 192,375			— —	40,345 60,414	— —	92,196 31,965

John F. Sasen, Sr.	2005	326,180	269,099			45,592	—	491,400	127,533
Executive Vice President and Chief Marketing Officer	2004 2003	321,360 309,000	265,122 376,997			— —	31,137 49,240	— —	125,849 110,236

Gary A. Corless	2005	324,460	358,099			63,805	—	513,000	109,842
Executive Vice President and President, Physician Sales & Service Division	2004 2003	309,000 296,250	289,512 193,187			— —	75,900 57,905	— —	78,602 78,975

Kevin P. English	2005	210,470	142,067			36,469	—	282,150	30,530
Senior Vice President of Finance	2004 2003	198,550 185,000	119,130 199,427			— —	22,283 26,981	— —	21,687 19,407

(1)	For fiscal years 2003, 2004 and 2005, amounts represent performance-based bonuses paid in connection with annual incentive targets approved by the Board of Directors and its Compensation Committee. For fiscal year 2003, amounts also include the following bonuses paid pursuant to the Company’s Officer Retention Bonus Plan, approved by the Board of Directors in connection with the planned but abandoned merger with Fisher Scientific International, Inc.: (i) for Mr. Smith, $153,768; (ii) for Mr. Sasen, $119,597; (iii) for Mr. Corless, $102,512; and (iv) for Mr. English, $85,427. Any amounts deferred at the election of the executive are included in the reported amounts.

(2)

Represents the fair market value of awards of restricted stock, based upon the closing price of the Common Stock on the date of grant. Dividends are paid on these shares if and when dividends are paid on Common Stock. The restricted stock awards vest one-third per year beginning on the first anniversary date of grant. As of April 1, 2005, the aggregate number and value (based on the April 1, 2005 closing price of $12.26) of restricted stock held by the Named Executive Officer was as follows: Mr. Smith, 15,312 shares valued at $187,725; Mr. Bronson, 5,952 shares valued at $72,972; Mr. Sasen, 4,253 shares valued at $52,142; Mr. Corless, 5,952 shares valued at $72,972; and Mr. English, 3,402 shares valued at $41,709.

(3)	During fiscal year 2003, the Compensation Committee of the Board of Directors approved a cash-based performance award program under the 1999 Long-Term Incentive Plan (Amended and Restated as of July 25, 2001), known as the Shareholder Value Plan (“SVP”). The SVP provided an incentive to executives to enhance shareholder value through the achievement of earnings per share goals outlined in the Company’s three-year strategic plan. The first performance period under the SVP was the 30-month period from October 1, 2002 to March 31, 2005.

The amounts earned under the SVP during fiscal years 2003-2005 were based on target awards expressed as a percentage of three times base salary (40% in the case of Mr. Smith; 38% in the case of Mr. Corless; 35% in the case of Messrs. Bronson and Sasen; and 33% in the case of Mr. English). Participants earned 150% of their target award, based on achievement of cumulative earnings per share targets, as approved by the Board of Directors, over the 30-month performance period.

(4)	Amounts shown in this column include the following amounts for fiscal year 2005: (i) for Mr. Smith, $82,283 for premiums paid under a split-dollar life insurance policy, $1,250 for Company match under the 401(k) plan, and $121,781 for Company match under a deferred compensation plan; (ii) for Mr. Bronson, $36,992 for premiums under a split-dollar life insurance policy, $1,250 for Company match under the 401(k) plan, and $83,715 for Company match under a deferred compensation plan; (iii) for Mr. Sasen, $37,588 for premiums paid under a split-dollar life insurance policy, $1,250 for Company match under the 401(k) plan, and $88,695 for Company match under a deferred compensation plan; (iv) for Mr. Corless, $21,410 for premiums paid under a split-dollar life insurance policy, $1,250 for Company match under the 401(k) plan, and $87,182 for Company match under a deferred compensation plan; and (v) for Mr. English, $4,560 for premiums paid under a split-dollar life insurance policy, $1,250 for Company match under the 401(k) plan, and $24,720 for Company match under a deferred compensation plan.

(5)	Amount includes $18,720 for an automobile allowance.

Aggregated Option Exercises and Option Values as of April 1, 2005

The following table sets forth information regarding (a) the number of shares of Common Stock received upon exercise of options by the Named Executive Officers during fiscal year 2005, (b) the net value realized upon such exercise, (c) the number of unexercised options held at April 1, 2005 and (d) the aggregate dollar value of unexercised options held at April 1, 2005.

	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at April 1, 2005		Value of Unexercised In-the-Money Options at April 1, 2005($)(2)
Name			Exercisable (3)	Unexercisable	Exercisable (2)	Unexercisable
David A. Smith	—	—	768,222	—	2,312,055	—
David M. Bronson	—	—	150,759	—	593,510	—
John F. Sasen, Sr.	—	—	369,673	—	1,033,670	—
Gary A. Corless	15,000	143,435	238,951	—	977,252	—
Kevin P. English	11,369	83,522	88,485	—	345,466	—

(1)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the closing price of the Common Stock on April 1, 2005 ($12.26) less the exercise price of the options, multiplied by the total number of options.

(3)

On June 7, 2004, the Compensation Committee of the Board of Directors approved an amendment to all outstanding stock options granted to employees. This amendment accelerated the vesting of all unvested stock options outstanding as of April 1, 2005, which is prior to the effective date of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). The Company took this action to reduce compensation expense in future periods in light of SFAS 123(R), which is effective for the Company at the beginning of fiscal year 2007, or April 1, 2006. Under SFAS 123(R), the Company estimated that a compensation charge of approximately $2.8 million, net of tax, would have been recorded in future periods if the vesting of the stock options was not accelerated. As a result of the acceleration, the Company recognized a contingent compensation expense of approximately $0.1 million which was equal to the difference between the fair market value of the common stock on the modification date and the option exercise price for the estimated number of options that, absent the acceleration, would have expired unexercisable as a result of the termination of the holders’ employment prior to the original vesting dates of the options. On a quarterly basis, the Compensation Committee reviews the contingent compensation calculation with management and amounts may be adjusted in future periods based on actual experience and changes in management assumptions. The maximum stock-based compensation expense would be approximately $3.4 million if all holders benefited from this amendment with respect to outstanding options.

Equity Compensation Plan Information

The Company maintains several equity compensation plans for the benefit of employees, officers, and directors. The following table provides information about the Common Stock that may be issued under all of the Company’s existing equity compensation plans as of April 1, 2005.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,280,000	10.52	651,000	(2)
Equity compensation plans not approved by security holders(1)	1,304,000	7.41	249,000	(3)

Total	6,584,000	9.90	900,000

(1)	The 1999 Broad-Based Employee Stock Plan is the only equity compensation plan that was not approved by shareholders. Under this plan, 2,600,000 shares of Common Stock were originally reserved for issuance to employees and consultants. The Compensation Committee of the Board of Directors has discretion to make grants under this plan in the form of nonqualified stock options, restricted stock, or unrestricted stock awards. The exercise price of options granted shall be at least the fair market value of the Company’s common stock on the date of grant. Unless otherwise specified by the Compensation Committee, options become fully vested and exercisable three years from the date of grant. Restricted stock awards, which generally vest ratably over a three-year period, may not be sold or transferred until the completion of such periods of service or achievement of such conditions as specified by the Compensation Committee. Upon a change in control of the Company, all stock awards shall become fully vested and exercisable, and all restrictions on restricted stock awards shall lapse.

(2)	All of these shares are available for issuance pursuant to awards of restricted stock, unrestricted stock, or performance awards.

(3)	All of these shares are available for issuance pursuant to awards of restricted stock or unrestricted stock. The plan provides that no more than 33% of the total shares authorized under the plan may be granted as awards of restricted stock or unrestricted stock.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

The Company has entered into employment agreements with the Named Executive Officers that include the terms described below.

Term.    The Named Executive Officers’ employment agreements are for initial terms of three years, in the case of Messrs. Smith, Bronson, Sasen, and Corless, and two years, in the case of Mr. English. Thereafter, each agreement automatically extends by one year on each anniversary of the effective date, unless either party elects not to extend. The employment agreements currently extend to the following dates: January 1, 2006 for Mr. Smith, April 1, 2006 for Messrs. Bronson, Sasen, and English; and June 1, 2006 for Mr. Corless. Upon a change in control of the Company, as defined in the employment agreements, the term will automatically extend through the later of (i) the third anniversary (in the case of Messrs. Smith, Sasen, Corless, and Bronson) or the second anniversary (in the case of Mr. English) date of the change in control or (ii) the normal expiration of the then-current term.

Salary and Benefits.    Under the terms of current employment agreements, each Named Executive Officer is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company. The annual salaries of the Named Executive Officers during the fiscal year ending April 1, 2005 were as follows: Mr. Smith—$600,000; Mr. Bronson—$311,220, Mr. Sasen—$326,180; Mr. Corless—$324,460; and Mr. English—$210,470.

Termination.    The employment agreements may be terminated at any time by the Company with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreement will also be terminated upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If a Named Executive Officer is terminated without cause or resigns for good reason, he will be entitled to (i) unpaid base salary and accrued benefits through the termination date, plus (ii) a severance amount equal to two times his base salary and target annual bonus, in the case of Mr. Smith, or one times his base salary and target annual bonus, in the case of Messrs. Corless and Bronson, or one times his base salary, in the case of Mr. Sasen, or three-fourths times his base salary and target annual bonus, in the case of Mr. English. The Company will also provide the executive with (i) welfare benefit plan coverage following such termination for two years, in the case of Mr. Smith, or one year, in the case of Messrs. Sasen, Corless and Bronson, or nine months, in the case of Mr. English, and (ii) reimbursement for outplacement services up to $60,000 in the case of Mr. Smith, $30,000, in the case of Messrs. Sasen, Corless and Bronson, or $15,000, in the case of Mr. English. In the event that such termination follows or is in connection with a change of control, in lieu of the benefits described above, the Company will pay the executive (i) his accrued salary and benefits through the date of termination; (ii) a pro rata payment of his annual bonus for the year of termination; (iii) a severance amount equal to three times his base salary and target annual bonus, in the case of Mr. Smith, or two times his base salary and target annual bonus, in the case of Messrs. Sasen, Corless and Bronson, or 1.5 times his base salary and target annual bonus, in the case of Mr. English; (iv) welfare benefit plan coverage for a period of three years, in the case of Mr. Smith, or two years, in the case of Messrs. Sasen, Corless and Bronson, or eighteen months, in the case of Mr. English; and (v) the outplacement service reimbursement described above.

If any of the Named Executive Officers is terminated for cause or if he resigns from the Company without good reason, he will be entitled to his accrued salary and benefits through the date of termination, and, in the case of Mr. Sasen, continuation of welfare benefit plan coverage for a period of 30 days and a lump sum severance payment equal to 30 days’ salary. If an executive officer’s employment is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply. If an executive officer’s employment is terminated by reason of his death, his estate will be entitled to accrued salary and benefits and any death benefits that may apply, and in the case of Mr. Sasen, a lump sum payment equal to two months base salary.

Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants.    Each executive officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 18 months following the termination of his employment or the earlier occurrence of a change of control of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee consists of at least three outside directors of the Board who are not employees or former employees of the Company. The Committee is responsible for the approval and oversight of the compensation program for the Company’s executive officers, and periodically engages independent compensation consultants to aid the Committee in its review of the compensation program. The Compensation Committee held seven meetings during fiscal year 2005.

This report addresses the Company’s compensation policies for the executive officers and its basis for determining the compensation of the Company’s Chief Executive Officer for the past fiscal year.

Compensation Strategy.    The Compensation Committee has reviewed the Company’s compensation strategy and retained the services of an independent compensation consultant from Frederic W. Cook & Co., Inc. to assist in their review of the Company’s compensation strategy during fiscal year 2005. The goals of the executive compensation program are to:

•	enable the Company to attract and retain high-quality executives by providing total compensation opportunities and a compensation mix which are at or above the relevant employment market levels, but with modest fixed costs and leveraged incentive opportunities; and

•	motivate executives to act in the best interests of shareholders by providing substantial incentive opportunities to be earned through performance on direct or indirect measures of long-term shareholder value creation.

The principal components of the executive compensation program consist of base salary, annual incentives, and long-term incentives in the form of annual restricted stock grants and periodic long-term cash-denominated awards under the Shareholder Value Plan, which is discussed below. Historically, the Company primarily awarded stock options, which did not require compensation expense to be recorded as the Company adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Stock-Based Compensation. During fiscal year 2005, the Company used restricted stock as the primary vehicle for employee equity compensation. The Company also provides special benefits to executives in the form of employment agreements, split-dollar life insurance policies, nonqualified deferred compensation contributions presented elsewhere in this proxy statement, and perquisites in the form of automobile allowances, club membership dues, medical physicals, and tax preparation services that are valued below required reporting thresholds. Targeted compensation levels are stated below and are followed by a more detailed discussion of each of the three compensation elements:

•	the base salary policy reflects median levels for companies of comparable revenue size;

•	the annual incentive award opportunities are targeted at median levels and associated with earnings growth goals, where actual awards are determined based upon how performance compares to such goals; and

•	the long-term incentive award opportunities reflect earnings growth and contributions to shareholder value over the long-term period.

Base Salary.    The Compensation Committee reviewed and approved the salaries of the Company’s executive officers for fiscal year 2005, taking into consideration the following:

•	experience and background;

•	record of achievement in their area of responsibility;

•	the growth in the Company’s revenue and earnings per share; and

•	the likelihood of continued successful leadership of the Company.

Annual Incentive Awards.    With respect to annual incentive compensation, the Committee has maintained the existing incentive amounts for target awards as a percentage of salary (i.e., 60% for the chief executive officer position and a range of 35%-55% for the other executive officer positions, with threshold and maximum payout opportunities at 50 and 150 percent of target award opportunities, respectively). For the purposes of funding annual incentives, the profit target was established at the beginning of fiscal year 2005 based on a business plan reviewed and approved by the Board of Directors and an annual incentive compensation plan approved by the Compensation Committee.

While the Chief Executive Officer’s and Chief Financial Officer’s annual incentive compensation is based solely upon achieving an earnings per share target, annual incentive compensation for the other executive officers is based upon the combination of achieving an earnings per share target and their assessed individual contributions to the Company’s success. Bonus amounts listed in the Summary Compensation Table for the Named Executive Officers were paid based upon the results achieved during fiscal years 2005, 2004, and 2003.

Long-Term Incentive Awards.    Long-term incentives consist of annual restricted stock grants and periodic long-term, cash-denominated awards under the Shareholder Value Plan. Restricted stock awards are considered annually based on grant guidelines calibrated to a budgeted overall compensation cost and vest pro rata annually over 3-years following the date of grant. During fiscal year 2003, the Compensation Committee of the Board of Directors approved a cash-based performance award program under the 1999 Long-Term Incentive Plan (Amended and Restated as of July 25, 2001), known as the Shareholder Value Plan (“SVP”). The SVP provided incentive to executives to enhance shareholder value through the achievement of earnings per share goals outlined in the Company’s three-year strategic plan. The first performance period under the SVP was the 30-month period from October 1, 2002 to March 31, 2005.

Target awards under the SVP are expressed as a percentage of base salary for the top five officer levels. The performance goals are based on planned cumulative earnings per share, as approved by the Board of Directors. The Compensation Committee may establish different target awards for future performance periods. Based on the Company’s earnings per share results over the performance period, actual award payouts for the first completed performance period were at the maximum of 150 percent of target awards, as reported in the Summary Compensation Table.

Compensation of Chief Executive Officer.    Consistent with the Compensation Committee’s general compensation philosophy for the Company’s executives, the Compensation Committee seeks to achieve two objectives: (i) to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) to make a significant percentage of the total compensation package contingent upon the Company’s performance and stock price appreciation.

Mr. Smith’s base salary established on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, the Compensation Committee set Mr. Smith’s base salary at $600,000 for the fiscal year ending April 1, 2005. Mr. Smith is also eligible to participate in an annual bonus program and a long-term incentive award program, known as the SVP. Under the annual bonus program, Mr. Smith can receive a target award equal to 60% of his base salary (“Target Award”) based upon achieving an earnings per share target (“Target EPS”) approved by the Compensation Committee. Under this program, Mr. Smith must achieve threshold performance of 90% of the Target EPS to qualify for any performance bonus and is capped upon achieving maximum performance of 110% Target EPS. Accordingly, Mr. Smith’s annual bonus is adjusted if actual EPS is within the threshold to maximum performance range by reducing the Target Award by 50% at the threshold EPS level and increasing the Target Award by 50% at the maximum EPS level. These adjustments are made on a linear basis for actual performance within the threshold to maximum EPS range. Based on actual fiscal year 2005 earnings per share results, the Compensation Committee awarded Mr. Smith a year-end bonus of $540,000. Under the SVP, Mr. Smith earned 150% of a target award (40% of base salary), based on planned cumulative earnings per share over a three-year period. Based on actual cumulative earnings per share results for the performance period from October 1, 2002 to March 31, 2005, the Compensation Committee awarded Mr. Smith an incentive award of $954,000. Under the 2006 SVP, which was approved by the Compensation Committee in June 2005, Mr. Smith can earn from 50% to 150% of a target award (55% of base salary), based on planned cumulative earnings per share over the period from April 2, 2005 to March 28, 2008.

In recognition of Mr. Smith’s extensive service to the Company, and in an effort to maximize shareholder value by directly linking Mr. Smith’s compensation to the achievement of a higher stock price for the Company’s Common Stock, Mr. Smith was granted 15,312 shares of restricted stock during fiscal year 2005 issued under an executive deferred compensation plan at a grant date fair value price of $10.72 per share. In order to ensure the continued retention of Mr. Smith, the Company has entered into an employment agreement with him, which contains a compensation package that reflects the Compensation Committee’s compensation philosophy and policy, as described above. See “Employment Contracts, Termination of Employment, and Change in Control Arrangements.”

Other Considerations.    The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Code Section 162(m). The 1999 Long-Term Incentive Plan (Amended and Restated as of July 25, 2001) permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent. The only named executive officer who received compensation in excess of $1,000,000 during fiscal year 2005 was Mr. Smith.

The foregoing report has been submitted by each of the members of the Compensation Committee of the Board of Directors:

The Compensation Committee
T. O’Neal Douglas, Chairman Clark A. Johnson Delores P. Kesler

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process, internal controls, and audit functions. The Committee oversees these processes and appoints the accountants to serve as the Company’s independent registered public accounting firm for the coming year. In addition, Audit Committee pre-approval is required for all audit and non-audit related services to be performed by the Company’s independent registered public accounting firm. The Audit Committee consists solely of independent directors, as that term is defined in Securities and Exchange Commission rules and the Nasdaq Listing Standards. The Audit Committee operates under a written charter adopted by the Board of Directors in May 2001 and amended and restated in June 2004 and is included in this proxy statement as Appendix A.

The Company’s management has primary responsibility for the Company’s financial statements and reporting process, including establishing and maintaining disclosure controls and procedures (as defined in SEC Rule 13a-15(e)), establishing and maintaining internal control over financial reporting (as defined in SEC Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has implemented procedures that guide its activities during the course of each fiscal year and which are designed for it to devote the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met twelve times during the fiscal year ended April 1, 2005.

During the course of fiscal year 2005, management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and KPMG LLP, the Company’s independent registered public accounting firm, at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, management’s report on internal controls over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2005, filed with the SEC, as well as KPMG LLP’s reports included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2006.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2005, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. The Audit Committee had discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, KPMG LLP, their judgments as to the quality, rather than just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. The Audit Committee has received from KPMG LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (“ISBS 1”) (i) a written disclosure, indicating all relationships, if any, between KPMG LLP and its related entities and the Company and its related entities which, in KPMG LLP’s professional judgment, reasonably may be thought to bear on the their independence and (ii) a letter from KPMG LLP confirming that, in its professional judgment, it is independent of the Company. In addition, the Audit Committee discussed with KPMG LLP its independence from management and the Company, including the matters in the written disclosures required of KPMG LLP by ISBS 1. The Audit Committee also considered whether the provision of services during the fiscal year ended April 1, 2005 by KPMG LLP that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company’s interim financial statements was compatible with maintaining KPMG LLP’s independence.

Additionally, the Audit Committee discussed with KPMG LLP the overall scope and plan for their audits. The Audit Committee met privately with KPMG LLP to discuss the results of their examinations and their observations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2005 for filing with the SEC. The Audit Committee also retained KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2006.

The foregoing report has been submitted by each of the members of the Audit Committee of the Board of Directors:

Charles E. Adair, Chairman

T. O’Neal Douglas

Stephen H. Rogers

Charles R. Scott

PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the Nasdaq National Market Composite index and a line-of-business index of selected peer companies assuming $100 was invested and all dividends, if any, were reinvested. The graph covers the period from March 31, 2000 to April 1, 2005. The Company did not pay dividends during the period covered by this graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Date	PSS World Medical, Inc.	Peer Group	Nasdaq Stock Market (U.S.)
03/31/2000	100.00	100.00	100.00
03/30/2001	65.90	175.86	47.07
03/29/2002	144.52	215.75	41.31
03/28/2003	98.36	133.64	21.97
04/02/2004	169.44	176.41	38.41
04/01/2005	180.80	175.78	37.26

(1)	The Peer Group consists of AmerisourceBergen Corp., Baxter International Inc., Cardinal Health, Inc., Graham-Field Health Products Inc., McKesson Corp., Moore Medical Corporation, Owens and Minor, Inc., Patterson Dental Company, and Henry Schein, Inc.

The Report of the Compensation Committee, the Report of the Audit Committee, and the Performance Graph do not constitute “soliciting material” and shall not be deemed “filed” with the SEC or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these portions of this report by reference in any of those filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2005, the Company did not have any material relationships or transactions with directors, officers, or immediate family members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common Stock as of June 24, 2005 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each nominee for director of the Company; (iv) each Named Executive Officer named in the Summary Compensation Table; and (v) all directors and executive officers as a group. Unless otherwise indicated, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or convertible within 60 days of June 24, 2005 are deemed outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number and percentage ownership of Commons Stock of such person but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of Common Stock of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percent(3)
Executive Officers and Directors:
David A. Smith.	891,028	1.4%
John F. Sasen, Sr.	533,388	*
Gary A. Corless	267,008	*
David M. Bronson	185,061	*
Kevin P. English	99,518	*
Charles E. Adair	55,108	*
A. R. Carpenter	2,655	*
T. O’Neal Douglas	276,786	*
Melvin L. Hecktman	228,089	*
Clark A. Johnson	239,852	*
Delores P. Kesler	250,269	*
Charles R. Scott	236,249	*
Stephen H. Rogers	3,036	*
All Executive Officers and Directors as a group (20 persons)	3,755,339	5.8%

*	Beneficial ownership is less than 1% of the Company’s outstanding Common Stock.
(1)	Unless otherwise noted, the address of the following beneficial owners is 4345 Southpoint Boulevard, Jacksonville, Florida 32216.
(2)	Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of June 24, 2005 as follows: Mr. Smith, 768,222 shares; Mr. Bronson, 150,759 shares; Mr. Sasen, 369,673 shares; Mr. Corless, 238,951 shares; Mr. English, 88,485 shares; Mr. Adair, 39,320 shares; Mr. Douglas, 169,286 shares; Mr. Hecktman, 191,217 shares; Mr. Johnson, 64,030 shares; Ms. Kesler, 190,707 shares; Mr. Scott, 135,249 shares; and all executive officers and directors as a group, 2,831,672 shares.
(3)	The percentage of beneficial ownership is based on 65,262,153 shares of Common Stock outstanding as of June 24, 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended April 1, 2005, and the Board of Directors has reappointed KPMG LLP as the Company’s independent public accounting firm for the fiscal year ending March 31, 2006. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The aggregate fees billed for professional services by KPMG LLP during fiscal years 2005 and 2004 for various services were as follows.

(dollars in thousands)	2005	2004
Audit fees(1)	$1,434	$947
Audit related fees(2)	35	54
Tax service fees(3)	68	85
All other fees	—	—

Total	$1,537	$1,086

(1)	Audit fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the consolidated financial statements, audits of management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting, the reviews of the Company’s quarterly financial statements, and consultations on matters reflected in the consolidated financial statements, consents to, and reviews of, SEC filings.
(2)	Audit related fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the Company’s benefit plan.
(3)	Tax Services fees paid to KPMG LLP by the Company were principally for services rendered for all tax services other than those included in “audit” and “audit related” fees, including tax compliance, tax planning and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.    The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budgeted amount. Management is required to seek pre-approval of services that will exceed the budget for services that are not detailed in an existing pre-approval policy. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve certain services between regularly scheduled meetings of the Audit Committee. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2005, all services were pre-approved by the Audit Committee in accordance with this policy.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any proposal pursuant to Rule 14a-8 of the Exchange Act that a shareholder may desire to have included in the Company’s proxy materials for presentation at the 2006 Annual Meeting of Shareholders must be received by the Company at its executive offices on or prior to April 3, 2006. Proposals should be directed to the attention of Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Notice of a shareholder proposal submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by the Company after June 24, 2006, and the proxies will have discretionary authority to vote on any such matters as to which the Company has not received notice by such date.

OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mail, directors, officers or other employees of the Company may solicit proxies personally or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during fiscal year 2005, for such persons there were no late reports, no transactions that were not reported on a timely basis, and no known failures to file a required form, except that Ms. Kesler reported late one transaction on a Form 4 filed May 17, 2004 that should have been reported earlier on a Form 4, Mr. Anthony reported late one transaction on a Form 4 filed June 9, 2004 that should have been reported earlier on a Form 4, and Mr. Rogers reported late one transaction on a Form 4 filed September 2, 2004, that should have been reported earlier on a Form 4.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2005, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

The Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2005 (which is not part of the Company’s proxy soliciting material) is being mailed to the Company’s shareholders with this proxy statement.

Corporate Governance Information

The following corporate governance materials are available in the Financial Information section of the Company’s website at www.pssworldmedical.com. You may access the materials by clicking on the Corporate Governance link:

•	Code of Ethics

•	Corporate Governance Committee Charter

If any material provisions of the Code of Ethics are waived for the chief executive officer or senior financial officers, or if any substantive changes are made to the Code of Ethics as they relate to any director or executive officer, a disclosure of that fact will be on the Company’s website within five business days.

Multiple Shareholders Sharing One Address

In some instances, the Company may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and one copy of the Company’s Annual Report for the fiscal year ended April 1, 2005. If requested by phone or in writing, the Company will promptly provide a separate copy of the proxy statement or the Annual Report, or both, to a shareholder sharing an address with another shareholder. Requests by phone should be made to Robert Weiner at (904) 332-3000, and requests in writing should be sent to the attention of

Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address above.

Other Business

The Board of Directors does not presently intend to bring any other matters before this Annual Meeting and, so far as is known to the Board of Directors, no matters are to be brought before this Annual Meeting other than as described in this proxy statement. Should any other matters properly come before this Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

Exhibit A

PSS WORLD MEDICAL, INC.

Charter of the Audit Committee

of the Board of Directors

I.	Scope of Responsibilities and Activities	The Audit Committee seeks to instill in the Corporation a commitment to quality financial reporting, sound business risk practices and ethical behavior, through its consultation with and monitoring of the
Corporation’s management, its Internal Audit Department and the independent public accountants. The Audit Committee assists the Board of Directors in fulfilling its general oversight responsibilities to achieve reliability and integrity in:

		•	The financial reports and other financial information provided by the Corporation to the public, its shareholders and others;

		•	Compliance with legal and regulatory requirements that affect the Corporation’s financial reports and other financial information;

		•	The Corporation’s systems of disclosure controls and internal controls over its accounting and financial reporting processes; and

		•	The auditing process, including the independence and performance of the Corporation’s Internal Audit Department and the independent public accountants.

The Audit Committee’s primary duties and responsibilities are to:

		•	Serve as an independent and objective party to monitor the Corporation’s accounting and financial reporting process, disclosure controls and internal control system;

		•	Appoint a firm of qualified, independent public accountants to audit the accounts of the Corporation and its subsidiaries and review and appraise the procedures and results of such audits;

		•	Monitor and appraise the performance of the Internal Audit Department and take appropriate action to address matters brought to the Audit Committee’s attention by the Internal Audit Department;

		•	Provide an open avenue of communication among the independent public accountants, the Corporation’s financial and senior management, the Internal Audit Department and the Board of Directors; and

		•	Investigate any matters within the Audit Committee’s scope of responsibilities and report periodically to the Board of Directors on significant results from its activities.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this charter.

II.	Composition		The members of the Audit Committee shall be elected by the Board of Directors, as provided in the Bylaws. The Chairman of the Audit Committee shall also be elected by the Board of Directors.

The Audit Committee shall be comprised of three or more independent directors. The independence of each Audit Committee member shall be determined by the Board of Directors in accordance with all applicable laws, regulations and rules, including applicable listing standards.

All members of the Audit Committee must be able to read, understand and analyze fundamental financial statements of the Corporation, including the Corporation’s balance sheet, income statement and cash flow statement.

At least one member of the Audit Committee shall be an “audit committee financial expert,” as determined by the Board of Directors in accordance with all applicable laws, regulations and rules.

III.	Meetings		In accordance with the Bylaws, the Audit Committee shall meet at least four times annually, and shall meet more frequently as circumstances dictate.

All members of the Audit Committee are expected to attend each meeting in person or via tele- or video-conference. Meeting agendas will be provided in advance of each meeting, along with other appropriate briefing materials. Minutes of each meeting will be distributed to the members for review and approval.

The Audit Committee will meet at least quarterly with management, the Director of the Internal Audit Department and the independent public accountants to discuss any matters that the Audit Committee and each of these groups believe should be discussed.

As it may deem appropriate in connection with carrying out its responsibilities, the Audit Committee may request any officer or employee of the Corporation, the Corporation’s outside counsel or the independent public accountants to attend a meeting of the Audit
Committee, or to meet with any member of the Audit Committee or its legal, accounting or other advisors.

IV.	Responsibilities and Duties		To fulfill its responsibilities and duties the Audit Committee shall:

Review of Documents and Reports

1.	Review and discuss with financial management and the
independent public accountants (a) the annual earnings
announcement prior to its release, and (b) the Corporation’s annual financial statements and the Form 10-K prior to its filing. Discuss with management the certifications of the Form 10-K by the Chief
Executive Officer and Chief Financial Officer.

2.	Review and discuss with financial management and the
independent public accountants (a) each quarterly earnings
announcement prior to its release and (b) each Form l0-Q prior to its filing. Discuss with management the certifications of the Form
10-Q by the Chief Executive Officer and Chief Financial Officer.

		3.	Review and discuss as appropriate any other financial reports or financial information brought before the Audit Committee at the discretion of the Chairman of the Audit Committee.

4.	Review all internal reports to management prepared by the Internal Audit Department and management’s response to these reports.

5.	Review all reports from the independent public accountants that include critical accounting policies and alternative treatments of financial information, as well as all material written
communications, such as management letters or schedule of
unadjusted differences, between the independent public
accountants and the Corporation.

Independent Public Accountants

6.	Annually select, evaluate the performance of and, where appropriate, replace the independent public accountants.

7.	Emphasize that the independent public accountants are accountable solely to the Audit Committee, as representatives of the Board of Directors.

8.	Establish policies and procedures for the approval in advance of all audit, review and attest engagements and the compensation of the independent public accountants.

9.	Establish policies and procedures for the approval in advance of the terms of all permissible non-audit related services to be provided by the independent public accountants; consider whether the independent public accountants’ performance of permissible non-audit services is compatible with the independence of the independent public accountants.

10.	Evaluate at least annually the independence from the Corporation of the independent public accountants, including a review of the following:

(a) a written report prepared by the independent public
accountants regarding the independent public accountants’ internal control procedures and any material issues raised within the past five years by internal quality-control reviews, peer reviews or inquiries or investigations of governmental or professional
authorities relating to independent audits conducted by the
independent public accountants, and the steps taken to address such issues;

(b) the compensation policies of the independent public accountants regarding the sale of engagements to the Corporation of non-audit related services;

(c) a written statement from the independent accountants setting forth all relationships the independent public accountants have with the Corporation, including permitted non-audit services provided by the independent public accountants, consistent with
Independence Standards Board Statement No. 1 and discussing
with the independent public accountants all relationships and services by or between the independent public accountants and the
Corporation that may impact the objectivity and independence of the independent public accountants; and

(d) all services rendered by the independent public accountants to the Corporation’s directors and officers (as that term is defined under Rule 16a-1 under the Securities Exchange Act of 1934).

11.	Provide for the rotation of (i) the lead audit partner and the reviewing partner at least every five (5) years and (ii) any other partner involved in the engagement by the Corporation at least every seven (7) years as required by applicable laws, regulations and rules.

12.	Review policies for the hiring of employees or former employees of the Corporation’s independent public accountants.

13.	Before commencement of the annual financial statement audit, meet jointly and/or separately with the chief financial officer of the Corporation and the independent public accountants to:

(a) discuss the evaluation by management and the independent public accountants of the adequacy and effectiveness of the
accounting and financial reporting procedures and internal control over financial reporting of the Corporation and its subsidiaries;

(b) approve the overall scope of the audit, staffing requirements and the fees to be charged; and

(c) inquire and discuss recent Financial Accounting Standards
Board, Public Company Accounting Oversight Board, Securities
and Exchange Commission (“SEC”) or other regulatory agency
pronouncements, if any, which might affect the Corporation’s financial statements or internal control over financial reporting.

14.	At the conclusion of the audit, meet jointly and/or separately with the chief financial officer and the independent public accountants to discuss:

(a) the quality and clarity of the audited financial statements of the
Corporation, including significant financial reporting issues and judgments made in connection with the preparation of the
financial statements;

(b) the result of the audit and any problems or difficulties encountered in completing the audit;

(c) any significant recommendations by the independent public accountants for improvement of accounting systems and internal control over financial reporting of the Corporation; and

(d) the quality and depth of staffing in the accounting, financial and internal audit departments of the Corporation.

15.	Investigate any matters brought to the Audit Committee’s attention and resolve disagreements between the independent public accountants and the Corporation.

Internal Auditors

16.	Maintain regular and open communications with the Internal Audit Department and provide consultation when necessary.

17.	Take appropriate actions to oversee the independence and the objectivity of the Internal Audit Department.

18.	Review the activities, budget, organizational structure, staffing, charter, qualifications and compensation of the Internal Audit Department.

Financial Reporting Process

19.	Discuss with the independent public accountants and the Internal Audit Department the integrity of the organization’s financial reporting processes.

20.	Consider the independent public accountants’ judgment about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

21.	Consider and approve, if appropriate, major changes to the
Corporation’s accounting principles and practices as suggested by the independent public accountants, management or the Internal
Audit Department.

22.	Review any reportable events required by auditing standards (i.e.
SAS #90) including any material weaknesses or significant
deficiencies in internal control over financial reporting,
disagreements among management and the independent public
accountants or the Internal Audit Department in connection with the preparation of the financial statements.

23.	Obtain reports from management, the senior internal audit executive and legal counsel that the Corporation’s subsidiaries are in conformity with applicable legal requirements.

24.	Review with the Corporation’s legal counsel legal matters that may have a material impact on the financial statements, the
Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental authorities.

Additional Responsibilities and Duties

25.	Have the authority and funding from the Corporation to retain special legal, accounting or other consultants to advise the Audit Committee in the performance of its responsibilities.

26.	Meet periodically with management to review the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

27.	Establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters; and

(b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

28.	Regularly report to the Board of Directors regarding the Audit Committee’s activities, the issues it has addressed and its related recommendations.

29.	Assess the adequacy of this charter at least annually, and recommend any appropriate changes to the Board of Directors.

30.	Annually review the Audit Committee’s own performance, and confirm whether its responsibilities as outlined in this charter have been carried out.

31.	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth above, it is the duty of management, the Internal Audit Department and the independent public accountants, not the Audit Committee, to plan and conduct audits and confirm that the Corporation’s financial statements are complete, accurate and in compliance with generally accepted accounting principles in all material respects.

******

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned, having duly received the Notice of the Annual Meeting of Shareholders and the Proxy Statement, dated July 28, 2005, hereby appoints David A. Smith and Clark A. Johnson as proxies (together “Proxies”), each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all shares of Common Stock of PSS World Medical, Inc. (the “Company”) held of record by the undersigned on June 24, 2005, at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Friday, August 26, 2005 at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256 and at any adjournments or postponements thereof.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles E. Adair, A. R. Carpenter, and Stephen H. Rogers

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED ABOVE.

Please sign exactly as name appears on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, an authorized person should sign in the full corporate name. If signing as a partnership, an authorized person should sign in the full partnership name.

Dated:                     , 2005

Signature

Signature

Title(s)

If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person